Madison Bancorp, Inc. Reports Results
For the Quarter Ended December 31, 2011

For More Information Contact
Michael P. Gavin
 (410) 529-7400
Madison Bancorp, Inc.
Madison Square FSB

Madison Bancorp, Inc., (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported net income of $18,000 or $0.03 per basic and diluted common share for the three month period ended December 31, 2011, which represents the third quarter in its fiscal year, as compared to a net income of $1,600 or $0.00 per basic and diluted common share for the three months ended December 31, 2010.

Net income for the nine months ended December 31, 2011 was $22,000 or $0.04 per basic and diluted common share, as compared to a net loss of $16,000 or ($0.03) per basic and diluted common share for the nine months ended December 31, 2010.

During the three months ended December 31, 2011, the Company benefited from a decrease in noninterest expense which was partially offset by a decrease in net interest income and noninterest revenue as well as an increase in provision for loan losses, as compared to the same period in 2010.

Through the nine month period ending December 31, 2011, the Company benefited from an increase in net interest income and a decrease in noninterest expense which was partially offset by an increase in provision for loan losses and a decrease in noninterest revenue, as compared to the same period in 2010.

Total assets decreased to $152.5 million at December 31, 2011 from $154.0 million at March 31, 2011.  Total deposits decreased to $137.7 million at December 31, 2011 from $139.5 million at March 31, 2011.

President and Chief Executive Officer, Michael P. Gavin, commented, “We remain encouraged by the progress we have experienced within this most recently completed quarter as compared to the same period last year but recognize there is more to accomplish for consistent improvement. We feel we are well positioned from a capital and liquidity standpoint to maintain effective management during this challenging financial environment. Our objectives are to continue focus on asset quality, management of our expenses, and further growth of our customer base.”

Madison Bancorp, Inc., the holding company for Madison Square Federal Savings Bank, closed its stock offering on October 6, 2010. A total of 608,116 shares of common stock were sold in the offering resulting in gross offering proceeds of approximately $6.1 million. Shares of Madison Bancorp common stock are trading on the OTC Electronic Bulletin Board.

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described on Madison Bancorp’s Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the SEC) on June 27, 2011.  Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc.
Consolidated Statements of Financial Condition

	December 31,	March 31,
	2011	2011
	(Unaudited)	(Unaudited)
Assets
Cash equivalents and time deposits	$6,955,080	$8,665,829
Investment securities, available for sale	55,535,366	52,624,969
Loans receivable, net	84,348,377	86,178,498
Other real estate owned	0	434,000
Premises and equipment, net	3,812,548	3,876,969
Other assets	1,822,363	2,210,517
Total assets	$152,473,734	$153,990,782

Liabilities and Shareholders' Equity
Deposits	$137,671,322	$139,518,356
Other liabilities	639,027	833,395
Total liabilities	138,310,349	140,351,751
Total shareholders' equity	14,163,385	13,639,031
Total liabilities & shareholders' equity	$152,473,734	$153,990,782

Consolidated Statements of Operations

	For The Three Months Ended		For The Nine Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest revenue	$1,437,661	$1,509,247	$4,388,857	$4,571,942
Interest expense	495,751	549,000	1,529,253	1,733,109
Net interest income	941,910	960,247	2,859,604	2,838,833
Provision for loan losses	90,000	78,832	211,099	190,507
Net interest income after provision for loan losses	851,910	881,415	2,648,505	2,648,326
Noninterest revenue	98,032	128,157	225,312	335,762
Noninterest expense	931,922	1,008,011	2,852,313	2,999,855
Income (loss) before tax expense	18,020	1,561	21,504	(15,767)
Income tax expense	0	0	0	0
Net income (loss) available to common shareholders	$18,020	$1,561	$21,504	$(15,767)

Basic income (loss) per common share	$0.03	$0.00	$0.04	$(0.03)
Diluted income (loss) per common share	$0.03	$0.00	$0.04	$(0.03)